As Filed with the Securities and Exchange Commission on May 4, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SUSQUEHANNA BANCSHARES, INC.

(Exact name of registrant as specified in charter)

Pennsylvania	23-2201716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26 North Cedar Street
Lititz, PA	17543
(Address of Principal Executive Offices)	(Zip Code)

SUSQUEHANNA BANCSHARES, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

William J. Reuter

Chairman, Chief Executive Officer and President

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

(Name and address of agent for service)

(717) 626-4721

(Telephone number, including area code, of agent for service)

Copies of all communications to:

David M. Kaplan Pepper Hamilton LLP 3000 Two Logan Square 18th & Arch Streets Philadelphia, PA 19111 (215) 981-4000	Lisa M. Cavage Senior Vice President, Secretary and Counsel Susquehanna Bancshares, Inc. 26 North Cedar Street Lititz, Pennsylvania 17543 (717) 626-4721

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price (3)	Amount of registration fee(3)
Common Stock, par value $2.00 per share	500,000	$23.73	$11,865,000.00	$1,269.56

(1)	This registration statement (the “Registration Statement”) registers the issuance of 500,000 shares of the Common Stock (the “Common Stock”) of Susquehanna Bancshares, Inc. (the “Registrant”), par value $2.00, which are issuable pursuant to the Susquehanna Bancshares, Inc. Employee Stock Purchase Plan (the “Plan”).
(2)	Pursuant to Rule 416, there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments under the Plan which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(3)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of shares of the Registrant’s Common Stock on the NASDAQ National Market on April 28, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register an additional 500,000 shares of the Registrant’s Common Stock, par value $2.00 per share, which are securities of the same class and relate to the same employee benefit plan, the Susquehanna Bancshares, Inc. Employee Stock Purchase Plan, as amended and restated, as those shares registered in the Registrant’s registration statement on Form S-8 previously filed with the Commission on May 25, 1995 (Registration No. 33-92512) which is hereby incorporated by reference.

Item 8. Exhibits.

5.1	Opinion of Pepper Hamilton LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature pages hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lititz, Commonwealth of Pennsylvania, on May 3, 2006.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ William J. Reuter
Name:	William J. Reuter, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of William J. Reuter and Drew K. Hostetter his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William J. Reuter William J. Reuter	President, Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2006

/s/ Drew K. Hostetter Drew K. Hostetter	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 3, 2006

Signature	Title	Date

/s/ Owen O. Freeman, Jr. Owen O. Freeman, Jr.	Director	May 3, 2006

/s/ Guy W. Miller, Jr. Guy W. Miller, Jr.	Director	May 3, 2006

/s/ Henry H. Gibbel Henry H. Gibbel	Director	May 3, 2006

/s/ Roger V. Wiest Roger V. Wiest	Director	May 3, 2006

/s/ M. Zev Rose M. Zev Rose	Director	May 3, 2006

/s/ Wayne E. Alter, Jr. Wayne E. Alter, Jr.	Director	May 3, 2006

/s/ James G. Apple James G. Apple	Director	May 3, 2006

/s/ John M. Denlinger John M. Denlinger	Director	May 3, 2006

/s/ Michael A. Morello Michael A. Morello	Director	May 3, 2006

Signature	Title	Date

/s/ T. Max Hall T. Max Hall	Director	May 3, 2006

/s/ William B. Zimmerman William B. Zimmerman	Director	May 3, 2006

/s/ Bruce A. Hepburn Bruce A. Hepburn	Director	May 3, 2006

/s/ E. Susan Piersol E. Susan Piersol	Director	May 3, 2006

/s/ Russell J. Kunkel Russell J. Kunkel	Director	May 3, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of Pepper Hamilton LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (contained in the signature pages hereto).